Exhibit 99.1
EARNINGS RELEASE

By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

CONTACTS:	R. Jordan Gates
President and Chief Operating Officer
(206) 674-3427
FOR IMMEDIATE RELEASE
_____________________________________________________________________________________________

EXPEDITORS' BOARD OF DIRECTORS ELECTS TAY YOSHITANI
AS DIRECTOR

SEATTLE, WASHINGTON - August 9, 2012 - The Board of Directors of Expeditors International of Washington, Inc. (NASDAQ: EXPD), the global logistics company, today announced that Mr. Tay Yoshitani was elected as an independent Director, effective August 6, 2012, bringing the total Board membership to nine individuals. Mr. Yoshitani was also appointed to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Yoshitani has been the CEO of the Port of Seattle since March of 2007. From 2004 to 2007, he served as the Senior Advisor to the National Association of Waterfront Employers and prior to that time, from 2001 to 2004, was the Executive Director of the Port of Oakland. Mr. Yoshitani is a graduate of United States Military Academy, served five years, which included service in Vietnam with the Corps of Engineers, in the US Army and retired with the rank of Captain. He currently serves on the National Center for APEC Board and on the boards of a number of local Seattle civic and trade-related organizations.
“It's a real honor to welcome Tay onto our Board of Directors. He's an outstanding individual whose life accomplishments make him a unique addition. We're excited to draw on his expertise and we're very grateful for his willingness to serve,” said Peter J. Rose, Chairman and Chief Executive Officer. “Tay brings a wealth of experience and a distinctive set of talents and qualifications that will be of immediate benefit to Expeditors and to our shareholders. He adds a perspective on international trade to our Board that is as unique as it is relevant. We have a very accomplished Board of Directors, whose members have already distinguished themselves in business and in higher education and in the community and we appreciate their contributions. Tay's addition will both enhance and complement the skills and abilities of our Board of Directors who have served the Company and its shareholders so ably over the years,” concluded Mr. Rose.
Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 185 full service offices and 65 satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include air and ocean freight forwarding, vendor consolidation, customs clearance, marine insurance, distribution and other value added international logistics services.